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                                                                                                                 Exhibit 12.1
                                            ALABAMA POWER COMPANY
                           Computation of ratio of earnings to fixed charges for the
                                     five years ended December 31, 2001
                                     and the year to date June 30, 2002

                                                                                                                        Six
                                                                                                                       Months
                                                                                                                       Ended
                                                                   Year ended December 31,                             June 30,
----------------------------------------------------------------------------------------------------------------------------------

                                                  1997         1998         1999           2000          2001           2002
                                                  ----         ----         ----           ----          ----          ----


                                                 ---------------------Thousands of Dollars----------------------------------------

EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
Earnings Before Interest and Income Taxes     $840,108      $896,380      $903,557      $962,223      $925,031      $444,739
      AFUDC - Debt funds                         4,855         4,664        11,010        20,197         9,569         3,646
                                              --------      --------      --------      --------      --------      --------
         Earnings as defined                  $844,963      $901,044      $914,567      $982,420      $934,600      $448,385
                                              ========      ========      ========      ========      ========      ========





FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:


   Interest  on long-term  debt               $169,536      $194,559      $193,968      $222,530      $220,627      $107,392
   Interest on interim  obligations             22,787        11,012         9,865        10,759        14,638         1,307
   Amort of debt disc, premium  and expense, net 9,657        42,506        11,171        11,668        11,740         6,257
   Other interest  charges                      42,381        40,445        39,819        38,661        35,129        15,407
                                                ------        ------        ------        ------        ------        ------

         Fixed charges as defined             $244,361      $288,522      $254,823      $283,618      $282,134      $130,363
                                              ========      ========      ========      ========      ========      ========

RATIO OF EARNINGS TO FIXED CHARGES                3.46          3.12          3.59          3.46          3.31          3.44
                                                 =====         =====         =====         =====         =====         =====

Note:  The above figures have been adjusted to give effect to ALABAMA Power Company's 50% ownership of Southern
       Electric Generating Company.

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